Offer to Exchange Certain Stock Options November 20, 2012 Exhibit 99(a)(1)(L)

Disclaimer
• The following is a brief summary of the terms of the offer to exchange outstanding options to purchase common stock
(the “Offer”).    All statements made within this presentation
and through discussion is in no way a comprehensive
representation of the terms of the Offer.   We urge you to
read carefully the Offer documents in their entirety for
definitive rules and specifics regarding the Offer before
making a decision to participate.
• You should consult with your tax advisor regarding your
specific questions with regard to income tax consequences
of the Offer.

The Offer
•
Eligible participants may exchange certain existing out-
of-the-money options for new options.
•
The Offering Period commenced on November 19, 2012
at 12:01am (PT) and closes on December 19, 2012 at
4:00pm (PT).
•
Eligible participants may elect to participate at any time
during the Offering Period.

The Reason
Alphatec Holdings provided you with stock options:
•
as a performance incentive
•
as a form of competitive compensation
Our Board of Directors understands that options which
are “underwater” provide little value.
To address this, our Board has authorized a program in
which you can turn in or exchange current options for
the same number of options at a lower price which have
a greater likelihood of providing you with some value
There is no cost to you to participate in this exchange

Who is Eligible to Participate?
•
Current employees of Alphatec Holdings who own
eligible option grants.
• Includes employees on Leave of Absence
• Includes employees in all U.S. subsidiaries
• Excludes employees terminating employment on or before December
19, 2012
PARTICIPATION IS VOLUNTARY

Terms of the Offer
•
You may exchange option grants with an exercise price
equal to the higher of $2.85 or the closing price of
Alphatec Holding’s common stock as reported on
Nasdaq on the expiration date of the offer, which is
expected to be December 19, 2012.
•
Exchanged options will be canceled on the date the new
options are issued.
•
Each new option grant will have the identical number of
shares as the canceled option grant.
•
The exercise price, vesting schedule and option term of
the new options will be different than for the canceled
options.

Exercise Price of New Shares
•
The exercise price per share will be equivalent to the
higher of:
(i): 115% of the closing price of Alphatec Holding’s common stock as reported on Nasdaq on the date of grant of the new option;
(ii): $2.00
•
The expiration date of the offer is anticipated to be
December 19, 2012.

Vesting Schedule
The new options will vest as follows:
•
Fully vest 3 years from date of grant
•
One-third of each option will vest on the first
anniversary date of the date of grant
•
The remaining portion of each option will vest in equal
quarterly installments over the eight quarters following
the first anniversary of the grant date.

Expiration Date New option grants will expire 7 years from the grant date. 9

Price and Service Criteria
•
Only option grants that are unexercised and
outstanding that meet the price criteria on the date of
the exchange are eligible to be exchanged
•
Price criteria: only options with exercise prices at or
above $2.85 will be exchanged.
•
Service criteria: if you cease to provide services to
Alphatec Holdings for any reason, or if you receive a
notice of termination before the Offer expires, you will
not be eligible to participate in the Offer.

Process and Logistics
• All documentation pertaining to the exchange will be sent by email from Roy Burchill.
• Read all Offer documentation carefully before deciding
whether to participate in the exchange.
• If you decide to participate in the Offer, you must submit a completed Election Form and Eligible Option Information
Sheet by 4:00pm (PT) on December 19, 2012 per the
instructions to be provided in the Offer documentation.
• You are solely responsible for ensuring the forms are timely delivered.
• Late submissions will not be accepted. Failure to submit a completed Election Form and Eligible Option Information
Sheet by the expiration period of the Offer constitutes a
decline to participate.

Process and Logistics
• You may withdraw your election at any time during the Offer period by submitting a valid withdrawal form.  The form will be provided in the Offer documentation.
• You are responsible for ensuring the withdrawal form is
timely delivered.
• If the date of the exchange is extended beyond December
19, 2012, we are required to notify you and to provide you
with additional time to determine whether to tender your
options.

Questions
• If, after thoroughly reading the Offer documentation, you
have additional questions, please contact:
• Roy Burchill, rburchill@alphatecspine.com , 760-494-6807
• Ebun Garner, egarner@alphatecspine.com , 760-494-6748